Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:	Douglas Ian Shaw
Corporate Secretary
(631) 208-2400

4 West Second Street
Riverhead, NY 11901
(631) 208-2400 (Voice) - (631) 727-3214 (FAX)
invest@suffolkbancorp.com

SUFFOLK BANCORP ANNOUNCES STAY OF DELISTING

Riverhead, New York, November 30, 2011 — Suffolk Bancorp (Nasdaq — SUBK, “Suffolk”), today announced that on November 29, 2011 the Nasdaq Hearings Panel granted Suffolk’s request for a stay of the delisting of Suffolk’s common stock from The Nasdaq Stock Market, pending Suffolk’s hearing scheduled for January 19, 2012.

As previously announced, on November 8, 2011 and November 14, 2011, Nasdaq Staff notified Suffolk it was subject to delisting for failure to timely file its Forms 10-Q for the periods ended March 31, 2011, June 30, 2011, and September 30, 2011. On November 15, 2011, Suffolk appealed the delisting determination to the Nasdaq Hearings Panel and requested that the Panel stay any delisting action pending the scheduled hearing.

Suffolk continues to work to complete these Quarterly Reports, as well as amended filings with respect to the periods ended September 30, 2010 and December 31, 2010, and expects to file prior to the expiration of the stay.

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through the Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York. “SCNB” is Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, the Suffolk County National Bank has 30 offices in Suffolk County, New York.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

This release includes statements about Suffolk which look to the future. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified and are beyond Suffolk’s control and are subject to a variety of uncertainties that could cause future results to vary materially from Suffolk’s historical performance, or from current expectations. Factors affecting Suffolk Bancorp include particularly, but are not limited to: any determination by the Nasdaq Listing and Hearings Review Council to reverse or remand the Hearings Panel’s decision to stay the delisting of our common stock; a failure to file our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011 prior to the expiration of the stay of delisting; a failure to comply with Nasdaq rules; results of regulatory examinations; any failure by us to comply with our written agreement with the OCC (the “Agreement”) or the individual minimum capital ratios for the Bank established by the OCC; the cost of compliance with the Agreement; failure by us to maintain effective internal controls over financial reporting; potential litigation or regulatory action relating to the matters resulting in our failure to file on time our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011 or resulting from the revisions to our earnings previously announced on April 12, 2011 or the restatement of our financial statements for the quarterly period ended September 30, 2010 and year ended December 31, 2010; and the potential that net charge-offs are higher than expected or for further increases in our provision for loan losses.

# # # # #